Exhibit 3.1
ARTICLES OF INCORPORATION
OF
ACCESS NATIONAL CORPORATION
I. NAME
          The name of the Corporation is Access National Corporation.
II. PURPOSE
          The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.
III. CAPITAL STOCK
          Section 1. The Corporation shall have authority to issue ten million (10,000,000) shares of common stock, par value $5.00 per share.
          Section 2. Subject to the applicable provisions of law, the holders of common stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.
          Section 3. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of common stock.
          Section 4. The holders of common stock shall be entitled to one vote per share on all matters as to which a stockholder vote is taken.
IV. NO PREEMPTIVE RIGHTS
          No holder of capital stock of the Corporation of any class shall have any preemptive right to purchase or subscribe to (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.
V. DIRECTORS
          Section 1. The Board of Directors shall consist of such a number of individuals as may be fixed or provided for in the Bylaws of the Corporation.
          Section 2. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III as nearly equal in number as possible. The classification of directors of this Corporation shall be implemented as follows: directors of the first class (Class I) shall be elected to hold office for a term expiring at the 2003 annual meeting of the shareholders; directors of the second class (Class II) shall be elected for a term expiring at the 2004 annual meeting of the shareholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 2005 annual meeting of shareholders. The successors to the class of directors whose terms expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders when directors are elected and qualified. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible. The Board of Directors shall be divided initially into the following classes:

Class I	Class II	Class III
Serving until 2003	Serving until 2004	Serving until 2005

Michael W. Clarke	Robert C. Shoemaker	Jacques Rebibo
James L. Jadlos	Thomas M. Kody	John W. Edgemond
J. Randolph Babbitt
          Section 3. Directors of the Corporation may be removed with cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.
          Section 4. If the office of any director shall become vacant, the directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of stockholders. In such event, the successor elected by the stockholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected. Vacancies resulting from the increase in the number of directors shall be filled in the same manner.
VI. LIMIT ON LIABILITY AND INDEMNIFICATION
          Section 1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.
          Section 2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.
          Section 3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2 of this Article.
          Section 4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.
          Section 5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.
          Section 6. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.
Section 7. Every reference herein to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent, or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.
VII. INITIAL REGISTERED OFFICE AND AGENT
          The post office address of the initial registered office is 23rd Floor, 1111 E. Main Street, Post Office Box 1122, Richmond, Virginia, 23218-1122. The name of the City in which the initial registered office is located is Richmond. The name of the initial registered agent is Jacob A. Lutz III, whose business office is the same as the registered office and who is a resident of Virginia and a member of the Virginia State Bar.
DATED: April 17, 2002
/s/ Jacob A. Lutz III
Jacob A. Lutz III

Access National Corporation
ARTICLES OF AMENDMENT OF ACCESS NATIONAL CORPORATION
Access National Corporation, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following articles of amendment
ARTICLES OF AMENDMENT
The Board of Directors at a meeting held on November 25th, 2003 whereby it was unanimously approved to increase the authorized common shares from 10,000,000 to 30,000,000.
The amendment was adopted by the Board of Directors as a result of 3 for 1 split on June 1st, 2003. Shareholder approval of the amendment is not required.
I affirm that the above amendment was adopted by the Board of Directors on November 25th, 2003.

/s/ Michael W. Clarke	Date: 11/25/03

Michael W. Clarke
President & CEO
703-871-2100

Certified By:

/s/ Robert C. Shoemaker

Robert C. Shoemaker
Secretary
Access National Corporation

Access National Corporation
ARTICLES OF AMENDMENT
Access National Corporation, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following Articles of Amendment:
The Board of Directors, at a meeting held on November 29, 2005, unanimously approved to increase the authorized common shares from 30,000,000 to 60,000,000.
The amendment was adopted by the Board of Directors as a result of a 2 for 1 stock split to shareholders of record on December 12, 2005. Shareholder approval of the amendment is not required.
I affirm that the above amendment was adopted by the Board of Directors on November 29, 2005.

/s/ Michael W. Clarke	Date: 11/29/2005

Michael W. Clarke
President, CEO
Access National Corporation

Certified By:

/s/ Sheila M. Linton

Sheila M. Linton
Secretary
Access National Corporation